                                                                     Exhibit 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                          CASTLE DENTAL CENTERS, INC.

          The undersigned, Jack H. Castle, Jr., Chief Executive Officer of Castle Dental Centers, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

          FIRST:  The name of the Corporation is Castle Dental Centers, Inc.

          SECOND: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on December 15, 1995.

          THIRD: This Amended and Restated Certificate of Incorporation of the Corporation (the "Restated Certificate") was duly adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law, the Board of Directors having duly adopted resolutions setting forth and declaring advisable this Restated Certificate, and by the holders of a majority of the outstanding stock of the Corporation at the regularly scheduled annual meeting of the stockholders.

          FOURTH: The Certificate of Incorporation of the Corporation is hereby amended and restated as follows:

                                   ARTICLE I.

          The name of the corporation is Castle Dental Centers, Inc. (the "Corporation").

                                  ARTICLE II.

          The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company.

                                  ARTICLE III.

          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV.

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000 shares, consisting of:
(i) 18,000,000 shares of Common Stock, par value $.001 per share (herein called the "Common Stock"); (ii) 1,000,000 shares of Class B Nonvoting Common Stock, par value $.001 per share (herein called the "Class B Common Stock"), and (iii) 1,000,000 shares of Preferred Stock, par value $.001 per share (herein called the "Preferred Stock").

                               A. PREFERRED STOCK

          Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:

          (1) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;

          (2) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the corporation and whether such dividends shall be cumulative or noncumulative;

          (3) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the corporation, and the terms and conditions of such conversion or exchange;

          (4) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

          (5) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation or in the event of any merger or consolidation of or sale of assets by the corporation;

          (6) The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

          (7) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series of Preferred Stock as a class, to elect one or more directors of the corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

          (8) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

                                B. COMMON STOCK

          Except as otherwise provided herein, all shares of Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

          1.  Voting Rights.  The holders of Common Stock will be entitled to
              -------------
one vote per share on all matters to be voted on by the corporation's stockholders, and except as otherwise required by law, the holders of Class B Common Stock will have no right to vote their shares of Class B Common Stock on any matters to be voted on by the corporation's stockholders.

          2.  Dividends.  When and as dividends are declared thereon, whether
              ---------
payable in cash, property or securities of the corporation, the holders of Common Stock and the holders of Class B Common Stock will be entitled to share ratably according to the number of shares of Common Stock or Class B Common Stock held by them, in such dividends; provided, that if dividends are declared which are payable in shares of Common Stock or Class B Common Stock, dividends will be declared which are payable at the same rate on both classes of Common Stock, and the dividends payable in shares of Common Stock will be payable to holders of Common Stock, and the dividends payable in shares of Class B Common Stock will be payable to the holders of Class B Common Stock.

          3.  Liquidation Rights.  In the event of any liquidation, dissolution
              ------------------
or winding up of the corporation, whether voluntary or involuntary, after payment shall have been made to the holders of any Preferred Stock pursuant to this Article IV, the holders of Common Stock and Class B Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, to share ratably according to the number of shares of Common Stock or Class B Common Stock held by them in the remaining assets of the corporation available for distribution to its stockholders.

          4.  Conversion of Class B Common Stock.
              ----------------------------------

               (a) At any time and from time to time, each record holder of Class B Common Stock will be entitled to convert any and all of the shares of such holder's Class B Common Stock into the same number of shares of Common Stock at such holder's election; provided, that each holder of Class B Common Stock shall only be entitled to convert any share or shares of Class B Common Stock to the extent that after giving effect to such conversion such holder or its affiliates shall not directly or indirectly own, control or have power to vote a greater quantity of securities of any kind issued by the corporation than such holder and its affiliates are permitted to own, control or have power to vote under any law or under any regulation, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates.

               (b) Each conversion of shares of Class B Common Stock into shares of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the corporation (or such other office or agency of the corporation as the corporation may designate by notice in writing to the holder or holders of the Class B Common Stock) at any time during normal business hours, together with a written notice by the holder of such Class B Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common Stock represented by such certificate or certificates into Common Stock and a written undertaking that upon such conversion such holder and its affiliates will not directly or indirectly own, control or have the power to vote a greater quantity of securities of any kind issued by the corporation than such holders and its affiliates are permitted to own, control or have the power to vote under any applicable law, regulation, rule or other governmental requirement (and such statement will obligate the corporation to issue such Common Stock). Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common Stock as such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

               (c) Promptly after such surrender and the receipt of such written notice, the corporation will issue and deliver in accordance with the surrendering holder's instructions

     (i) the certificate or certificates for the Common Stock issuable upon such conversion and (ii) a certificate representing any Class B Common Stock which was represented by the certificate or certificates delivered to the corporation in connection with such conversion but which was not converted.

          (d) If the corporation in any manner subdivides or combines the outstanding shares of one class of either Common Stock or Class B Common Stock, the outstanding shares of the other class will be proportionately subdivided or combined.

          (e) In the case of, and as a condition to, any capital reorganization of, or any reclassification of the capital stock of, the corporation (other than a subdivision or combination of shares of Common Stock or Class B Common Stock into a greater or lesser number of shares (whether with or without par value) or a change in the par value of Common Stock or Class B Common Stock or from par value to no par value, or from no par value to par value) or in the case of, and as a condition to, the consolidation or merger of the corporation with or into another corporation (other than a merger in which the corporation is the continuing corporation and which does not result in any reclassification of outstanding shares of Common Stock or Class B Common Stock), each share of Class B Common Stock shall be convertible into the number of shares of stock or other securities or property receivable upon such reorganization, reclassification, consolidation or merger by a holder of the number of shares of Common Stock of the corporation into which such share of Class B Common Stock was convertible immediately prior to such reorganization, reclassification, consolidation or merger; and, in any such case, appropriate adjustment shall be made in the application of the provisions set forth in this paragraph 4 with respect to the rights and interests thereafter of the holders of Class B Common Stock to the end that the provisions set forth in this paragraph 4 (including provisions with respect to the conversion rate) shall thereafter be applicable, as nearly as they reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of the shares of Class B Common Stock.

          (f) Shares of Class B Common Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

          (g) The corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Class B Common Stock as provided in this paragraph 4, such number of shares of Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Class B Common Stock (assuming that all such shares of Class B Common Stock are held by persons entitled to convert such shares into Common Stock).

               (h) The issuance of certificates for Common Stock upon the conversion of Class B Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance of Common Stock. The corporation will not close its books against the transfer of Class B Common Stock or of Common Stock issued or issuable upon the conversion of Class B Common Stock in any manner which would interfere with the timely conversion of Class B Common Stock.

                                   ARTICLE V.

          In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any bylaw made by the Board of Directors.

                                  ARTICLE VI.

          Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

                                  ARTICLE VII.

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

                                 ARTICLE VIII.

          The Corporation shall provide indemnification to certain persons as provided below.

          A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (collectively, a "Proceeding") (other than a Proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation (which, for purposes hereof, includes any constituent corporation absorbed by the Corporation in a consolidation or merger), or while serving as such a director or officer, is or was serving at the request of the Corporation as a director, officer, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation (which, for purposes hereof, includes any constituent corporation absorbed by the Corporation in a consolidation or merger), or while serving as such a director or officer is or was serving at the request of the Corporation as a director, officer, partner, joint venturer, trustee, employee or agent of another corporation partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

          C. Any indemnification under Section A or Section B of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section A or Section B of this
Article VIII. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such Proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion, or (iii) by a majority vote of the stockholders, except that shares owned by or voted under the control of directors who are at the time parties to such Proceeding may not be voted in the determination.

          D. Expenses (including attorney's fees) incurred by a director or officer in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding but only

(i) upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by this Article VIII or otherwise and (ii) in the case of Proceedings brought by or in the right of the Corporation, only if a determination shall not have been made within 90 days after receipt of any written request for such advance by such director or officer that indemnification of the director or officer is not proper in the circumstances because the director or officer has not met the applicable standard of conduct set forth in Section B. of this Article VIII. This determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion, or (c) by a majority vote or the stockholders, but shares owned by or voted under the control of directors who are at the time parties to such Proceeding may not be voted in the determination (collectively, the "Authority"). Such determination as to whether indemnification is proper may be challenged by the director or officer in any court of competent jurisdiction and it shall not be a defense to any claims for advances, nor shall it create a presumption that advances are not proper. The burden of proving that indemnification is not proper shall be on the Corporation. Any such determination may be reexamined at any time by the Authority.

          E. The indemnification and advancement of expense provided by, or granted pursuant to, the other Sections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or expenses may be entitled under any bylaw, agreement, vote of disinterested stockholders or disinterested directors or otherwise, both as to action in any persons' official capacity and as to action in another capacity while holding such office.

          F. The Corporation, upon authorization of the Board of Directors, may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VIII.

          G. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

          H. The Corporation may, by action of the Board of Directors, provide indemnification and advance expenses to employees and agents of the Corporation upon such terms and conditions as the Board of Directors deems appropriate.

                                  ARTICLE IX.

          Subsequent to a firm commitment underwritten public offering of the Corporation's Common Stock in which gross proceeds equal or exceed $25 million before deducting underwriters' discounts and other expenses of the offering, any action required or permitted to be taken by the Stockholders must be effected at a duly called annual or special meeting of Stockholders and may not be effected without such a meeting by any consent in writing by such holders.

          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true as of this 27th day of June, 2000.

                              Castle Dental Centers, Inc.

                              By:____________________________________________
                              Jack H. Castle, Jr., Chief Executive Officer